Exhibit 5.1

15 November 2021

To

Coforge Limited

8, Balaji Estate, Third Floor

Guru Ravi Das Marg, Kalkaji

New Delhi 110 019, India

Ladies and Gentlemen:

Re:	Proposed offering of American Depositary Shares (“ADSs”) representing equity shares of Coforge Limited (“Company” and such offering, the “Offer”).

1.	We refer to our appointment as the Indian Legal Counsel to the Company for the Offer and are providing this letter in connection with the preparation and filing of a registration statement on Form F – 1 dated 15 November 2021, (“Form F – 1”) to be filed with the United States Securities and Exchange Commission (“SEC”) in connection with the Offer.

2.	Subject to the assumptions, qualifications and limitations given below, as of the date of this letter, we are of the opinion that:

(a)	the Company has been duly incorporated and validly exists as a public limited company under the laws of India; and

(b)	the equity shares of the Company underlying the ADSs have been validly issued and are fully paid-up and non-assessable.

3.	For the purposes of this Opinion, we have examined corporate records and other instruments as we have deemed necessary and have relied on information provided to us by the Company including the statements, representations and warranties made by the officers of the Company, and certificates issued by or for the Company, subject to the assumptions, limitations and qualifications stated herein. Further, our opinion provided in paragraph 2(b) above has been provided on the basis of due inquiries made by us with the Company and its representatives.

4.	We have assumed:

(a)	in relation to the documents that we have examined that there are no facts or circumstances in existence and that no events have occurred, which render such documents void or voidable, repudiated, frustrated, or capable of rescission for any reason, and in particular without limitation, by reason of the lack of consideration, default, fraud, or misrepresentation;

(b)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof, and that each of the copies of the documents supplied to us or photocopies or facsimiles thereof are true, complete and accurate, and we have found nothing to indicate that such assumptions are not fully justified;

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(c)	that any meeting of the Board of Directors or a duly constituted committee thereof of the Company or any meeting of the shareholders of the Company was duly constituted, and a quorum was present throughout, and that the minutes of any such meeting are a correct and accurate record of the proceedings thereof and resolutions have not been amended or rescinded and are in full force and effect and in passing the said resolutions all provisions contained in the Companies Act and the constitutional documents were duly observed; and

(d)	that there are no agreements, letters, or other arrangements or documents having contractual effect, modifying the terms or affecting the documents examined by us.

Nothing has come to our attention that would indicate or that would cause us to believe that our assumptions set out above are not fully justified.

5.	In rendering this opinion, we have reviewed such laws of the Republic of India as we have considered relevant and necessary (“Applicable Laws”). We have not made any investigation of and do not express any opinion on the laws of any jurisdiction other than the laws of the Republic of India as applicable on the date of this letter. This view is confined to the filing of the Form F – 1 with the SEC and is given on the basis of Indian law as is currently applied by the Indian courts.

6.	We have not conducted any searches in any official registry or with any public authorities in relation to any matter.

This letter is addressed to you solely in connection with the Offer and the Form F -1, and for submission to the SEC in connection with the Offer.

Yours faithfully,

/s/ Partner, for Khaitan & Co
Partner, for Khaitan & Co

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